Exhibit 99.1

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BearingPoint Announces Change in Fiscal Year End, Confirms Prior Guidance and Announces Earnings Conference Call

McLean, Va., February 2, 2004—BearingPoint, Inc. (NYSE:BE), one of the world’s largest business consulting and systems integration firms, today announced that it has changed the fiscal year end of the Company from June 30 to December 31. The change in fiscal year end will better reflect the Company’s operational business cycle, is consistent with a majority of companies in the technology consulting industry, increase the Company’s transparency to shareholders, and will simplify completion of the year end audit process. The change applies to the period beginning July 1, 2003, creating a six-month fiscal year ended December 31, 2003, which will be audited by the Company’s independent auditors.

In connection with the fiscal year end change, the Company is performing an analysis of the valuation of the goodwill reflected on its balance sheet. While the Company is seeing greater stability in the European marketplace, there may be some impairment to the amounts recorded on the balance sheet for the European operations. An analysis to address this is currently in process and is expected to be completed by the earnings call referred to below.

In addition, on November 13, 2003, the Company provided guidance with respect to its expected gross revenue and earnings per share for the quarter ended December 31, 2003. While the ongoing finalization of this quarter’s financial results and analysis of goodwill preclude any definite conclusions at this time, the Company believes that revenue for the quarter will exceed the top end of the previously provided guidance range of $730 million to $760 million. Also, at this time the Company is confirming its previous earnings per share guidance of $.04 to $.06, subject to, for example, any special charges relating to possible goodwill impairment, potential tax rate consequences of changing the fiscal year end and final audit results. The Company expects operating cash to exceed $50 million for the quarter.

As a result of the change in fiscal year, the Company will file a transitional report on Form 10-K covering the six-month period ended December 31, 2003 in lieu of filing a quarterly report on Form 10-Q for the quarter ended December 31, 2003. The Form 10-K, which will include audited financial statements, is scheduled to be filed in mid-April, 2004.

BearingPoint’s management will host a conference call at 8:00AM ET on Thursday, February 26, 2004 to discuss the unaudited results of the quarter ended December 31, 2003. While this is approximately two weeks later than our regularly scheduled quarterly earnings calls, it is necessary to accommodate the activities noted above, including the additional financial, accounting and audit activities resulting from the change in year end. To participate in the call, please dial (888) 593-8429, passcode: 0226; International callers should dial (630) 395-0019, passcode: 0226. A rebroadcast will be available approximately two hours after the end of the call until Friday, March 12, 2004. To access the rebroadcast, dial (800) 283-4212 and International callers should dial (402) 220-9731.

The conference call will also be available over the Internet. To listen to the live call, please go to the Investor Relations section of BearingPoint’s website at www.bearingpoint.com and click on the conference call link provided. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. Online replay, available approximately two hours

Business and Systems Aligned. Business Empowered.™

after the end of the call, and all written materials associated with this call, will be available until Friday, March 12, 2004.

About BearingPoint, Inc.

BearingPoint, Inc. (NYSE:BE) is one of the world’s largest business consulting, systems integration and managed services firms serving Global 2000 companies, medium-sized businesses, government agencies and other organizations. We provide business and technology strategy, systems design, architecture, applications implementation, network infrastructure, systems integration and managed services. Our service offerings are designed to help our clients generate revenue, reduce costs and access the information necessary to operate their business on a timely basis. Based in McLean, Va., BearingPoint has been named by Fortune as one of America’s Most Admired Companies in the computer and data services sector. For more information, visit the Company’s website at www.BearingPoint.com.

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This press release may contain forward-looking statements relating to our operations that are based on our current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results may differ from the forward-looking statements for many reasons, including: the business decisions of our clients regarding the use of our services; the timing of projects and their termination; the availability of talented professionals to provide our services; the pace of technological change; the strength of our joint marketing relationships and the actions of our competitors. In addition, these statements could be affected by domestic and international economic and political conditions. For a more detailed discussion of these factors, see Exhibit 99.1 in our Form 10-Q for the quarter ended September 30, 2003.

For Media:	For Investors:
John Schneidawind	Trap Kloman
BearingPoint, Inc.	BearingPoint, Inc.
jschneidawind@bearingpoint.net	ckloman@bearingpoint.net
(703) 747-5853	(508) 549-5253